1800 South 14th Street, P.O. Box 638, Elkhart, IN 46515-0638
               Telephone (574) 294-7511     Fax (574) 522-5213

                                  NEWS RELEASE
APRIL 29, 2005
FOR IMMEDIATE RELEASE
CONTACT:   ANDY L. NEMETH

                            PATRICK INDUSTRIES, INC.

                          REPORTS FIRST QUARTER RESULTS

                  Elkhart, Indiana - - - - Paul E. Hassler, President and Chief Executive Officer of Patrick Industries, Inc. (PATK), today announced net sales and operating results for the first quarter of 2005. Net sales increased $14,018,000, or 21%, from $65,712,000 in the first three months of 2004 to $79,730,000 in the same period in 2005. Net losses decreased by $391,000, or 75%, from a loss of $522,000, or $.11 per share in the first quarter of 2004, to a loss of $131,000, or $.03 per share in the first quarter of 2005. Mr. Hassler said, "Shipment increases in the first quarter in the Manufactured Housing industry contributed to increased revenues in our Distribution segment while our Primary Manufactured Products segment and Other Component Manufactured Products segment increased penetration into both the Industrial and Recreational Vehicle markets. Some of the increased market share has come at the cost of reduced margins in efforts to increase capacity utilization at our manufacturing facilities."
                  The Manufactured Housing industry, which represents 40% of first quarter sales, experienced shipment increases of more than 7% in the first quarter. The Recreational Vehicle industry, which represents 31% of the Company's first quarter sales, experienced shipment increases of more than 8% through February. The Company's sales to the Industrial and Other market sectors, which represent 29% of the Company's first quarter sales, increased approximately 20% from 2004 to 2005.

                  Mr. Hassler said, "We are pleased with the revenue increases, however, industry conditions remain highly competitive in all of the markets which we serve. Our capital plan is nearly complete and we are actively focused on increasing market share, maintaining a lean cost structure, improving operating efficiencies and plant safety standards, and filling up idle plant capacity."

                  Patrick Industries is a major manufacturer of component products and distributor of building products serving the Manufactured Housing, Recreational Vehicle, Kitchen Cabinet, Furniture, Marine, and Industrial and Architectural markets and operates coast to coast in thirteen states.

                                      # # #

                            PATRICK INDUSTRIES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS

         INCOME STATEMENT
         ----------------
                                                     THREE MONTHS ENDED
                                                          MARCH 31
                                                      2005               2004
                                                      ----               ----

Net sales ....................................   $  79,730,000    $  65,712,000
Cost of goods sold ...........................      70,928,000       58,119,000
Warehouse and delivery expenses ..............       3,540,000        3,161,000
Selling, general, and administrative expenses        5,210,000        5,156,000
Financial expense, net .......................         270,000          138,000
                                                 -------------    -------------
  Loss before income taxes ...................        (218,000)        (862,000)
Income taxes (credit) ........................         (87,000)        (340,000)
                                                 -------------    -------------

     NET LOSS ................................   $    (131,000)   $    (522,000)
                                                 =============    =============

LOSS PER COMMON SHARE ........................   $       (0.03)   $       (0.11)
                                                 =============    =============

Weighted average shares outstanding ..........       4,747,181        4,640,741


         BALANCE SHEET
         -------------

                                                          2005             2004
                                                          ----             ----
CURRENT ASSETS
  Cash and cash equivalents ..................   $     585,000    $   1,337,000
  Trade receivables, net .....................      21,859,000       19,905,000
  Inventories ................................      37,012,000       27,634,000
  Prepaid expenses ...........................         935,000          919,000
  Deferred tax assets ........................       1,658,000        1,954,000
                                                 -------------    -------------
    Total current assets .....................      62,049,000       51,749,000
                                                 -------------    -------------

PROPERTY AND EQUIPMENT, NET ..................      36,232,000       33,406,000
                                                 -------------    -------------

INTANGIBLE AND OTHER ASSETS ..................       2,914,000        3,239,000
                                                 -------------    -------------

      TOTAL ASSETS ...........................   $ 101,195,000    $  88,394,000
                                                 =============    =============

CURRENT LIABILITIES
  Current maturities of long-term debt .......   $   3,810,000    $   3,671,000
  Accounts payable and accrued liabilities ...      15,255,000       15,615,000
                                                 -------------    -------------
    Total current liabilities ................      19,065,000       19,286,000
                                                 -------------    -------------

LONG-TERM DEBT, LESS CURRENT MATURITIES ......      18,961,000        7,771,000
                                                 -------------    -------------

DEFERRED LIABILITIES .........................       2,550,000        2,209,000
                                                 -------------    -------------

SHAREHOLDERS' EQUITY .........................      60,619,000       59,128,000
                                                 -------------    -------------

      TOTAL LIABILITIES & SHAREHOLDERS' EQUITY   $ 101,195,000    $  88,394,000
                                                 =============    =============